Exhibit 10.22

AMENDMENT TO

LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

This Amendment to License, Development, and Commercialization Agreement (the “Amendment”) is entered into this 29th day of February, 2008, (the “Amendment Effective Date”) by and between ARYx Therapeutics, Inc., a Delaware corporation having offices at 6300 Dumbarton Circle, Fremont, CA 94555 (“ARYx”), and Procter & Gamble Pharmaceuticals, Inc., an Ohio corporation having offices at One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (“P&G”).

RECITALS

WHEREAS, AYRx and P&G are parties to that certain License, Development, and Commercialization Agreement (“Agreement”), which was executed on June 30, 2006;

WHEREAS, pursuant to Section 8.2(a)(ii) of the Agreement, P&G is required to deliver to ARYx a written analysis of the data and results from the Definitive QTc Study (as such term is defined in the Agreement), along with a notification of the milestone event arising from such data and results (as described in Section 8.2(a)(ii) and Exhibit H), unless P&G exercises its right to terminate within a specified time period following the QTc Milestone Date (as such term is defined in the Agreement);

WHEREAS, in a letter dated February 22, 2008, ARYx and P&G agreed to extend the foregoing time period by five (5) business days to allow the Parties to discuss the data and results from the Definitive QTc Study;

WHEREAS, based on this discussion, P&G and ARYx now desire to amend the Agreement to set a new QT Milestone Date to permit a manual analysis of the data and results of the Definitive QTc Study, all under the terms and conditions set forth below.

Now THEREFORE, the Parties agree as follows:

1.             All capitalized terms in this Amendment that are not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2.             As soon as practicable after the Amendment Effective Date, the Parties shall submit the data from the Definitive QTc Study to a Third Party for manual analysis (the “Study Analyses”), where the identity of such Third Party and the details of such manual analysis have been mutually agreed by the Parties prior to the Amendment Effective Date and documented in written minutes circulated between the Parties.

3.             Notwithstanding Section 1.81 of the Agreement, the term “QTc Milestone Date” shall mean the date on which P&G receives the results of the Study Analyses.  This new definition shall apply to all instances of “QTc Milestone Date” in the Agreement, including without limitation in Sections 4.3(c), 8.2(a)(ii), and 14.3(b); provided, however, that to the extent that ARYx receives the results of the Study Analyses prior to or at the same time as P&G, P&G obligations under Section 8.2(a)(ii) with respect to the disclosure of raw, analyzable data shall be inapplicable.

4.             Any references in the Agreement to the data or results from the Definitive QTc Study shall be interpreted to include the results of the Study Analyses.  For the avoidance of doubt, all original data and results from the Definitive QTc Study shall be evaluated in light of, and to the extent appropriate based on sound statistical and regulatory principles and data analysis methodologies, shall be superseded by, the results of the Study Analyses.

5.             This Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect.  The validity, performance, construction, and effect of this Amendment shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles that would provide for application of the law of another jurisdiction.  This Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment to License, Development, and Commercialization Agreement through their duly authorized representatives as of the Amendment Effective Date.

ARYX THERAPEUTICS, INC.		PROCTER & GAMBLE PHARMACEUTICALS, INC.
By:	/s/ Paul Goddard 2/29/08	By:	/s/ Thomas M Fran 2/29/08

Name:	PAUL GODDARD	Name:	Thomas M Fran

Title:	CEO	Title:	President, Global Health Care